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                                                                Exhibit 8.1

         [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                                                October 21, 1999

U.S. Bioscience, Inc.
One Tower Bridge
100 Front Street
West Conshohocken, PA 19428

Ladies and Gentlemen:

   We have acted as special tax counsel to U.S. Bioscience, Inc., a Delaware corporation ("U.S. Bioscience"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of September 21, 1999 (the "Merger Agreement"), among MedImmune, Inc., a Delaware corporation ("MedImmune"), Marlin Merger Sub Inc., a Delaware corporation ("Merger Sub"), and U.S. Bioscience, and (ii) the preparation and filing of the MedImmune Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on October 21, 1999 (the "Registration Statement"), which includes the proxy statement of U.S. Bioscience and the prospectus of MedImmune (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

   In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, and that the representations made to us by U.S. Bioscience and MedImmune as of the date hereof, and delivered to us for purposes of this opinion, are accurate and complete.

   In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions.

   Subject to the assumptions set forth above, and in particular that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, and the assumptions and qualifications set forth in the Proxy Statement/Prospectus under the heading "The Merger--Material United States Federal Income Tax Consequences of the Merger" (the "Discussion"), we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

   The foregoing opinion does not address all of the United States federal income tax consequences of the Merger. This opinion is being rendered with the understanding that it is a condition to the consummation of the Merger that this opinion be rendered again as of the Effective Time. We express no opinion as to the United States federal, state, local, foreign, or other tax consequences, other than as set forth in the Discussion and herein. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated herein which becomes untrue or incorrect.
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   This letter is furnished to you for use in connection with the Proxy
Statement/Prospectus, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Furthermore, in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm name under the heading "The Merger-- Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Skadden, Arps, Slate, Meagher &
                                         Flom LLP